Exhibit 8.1

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

November 29, 2022

Tailwind Acquisition Corp.

1545 Courtney Avenue

Los Angeles, CA

Ladies and Gentlemen:

We have acted as counsel to Tailwind Acquisition Corp., a Delaware corporation (“Tailwind”), in connection with the Business Combination Agreement (the “Business Combination Agreement”), by and among Tailwind, Compass Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Nuburu, Inc. (“Nuburu”), pursuant to which, among other things, the following transactions will be effected: (i) Nuburu will change its name to “Nuburu Subsidiary, Inc.”; (ii) the certificate of incorporation of Tailwind will be amended and restated; and (iii) Merger Sub will merge with and into Nuburu, with Nuburu as the surviving company in the Business Combination, and after giving effect to such merger, continuing as a wholly owned subsidiary of New Nuburu (as defined below) (the “Merger”). In addition, in connection with the transactions contemplated by the Business Combination Agreement, Tailwind is expected to change its name to “Nuburu, Inc.” (“New Nuburu”) (such transactions, together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). A Registration Statement on Form S-4 (File No. 333-267403) (as amended through the date hereof, the “Registration Statement”) shall be filed.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations and warranties contained in (i) the Business Combination Agreement (including any exhibits and schedules thereto), (ii) the Registration Statement (including the proxy statement/prospectus included therein), and (iii) originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents, and other instruments relevant to the transaction. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

We have assumed that (i) the Business Combination will be effected in accordance with the Business Combination Agreement and none of the material terms and conditions of the Business Combination Agreement have been or will be waived or modified, (ii) the statements set forth in the Business Combination Agreement are true, correct and complete and will remain accurate and complete at all times up to and including the effective time of the Registration Statement, (iii) any representations made in the Business Combination Agreement “to the knowledge of,” or based on the belief or that are similarly qualified, are accurate and complete and will remain accurate and complete at all times up to and including the effective time, in each case without

BRUSSELS CHICAGO FRANKFURT HOUSTON LONDON LOS ANGELES MILAN

NEW YORK PALO ALTO PARIS ROME SAN FRANCISCO WASHINGTON

such qualification, and (iv) there are no understandings between any of the parties that would alter, or are inconsistent with, the terms or representations set forth in the Business Combination Agreement. We also have assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Business Combination Agreement.

Based upon the foregoing, and subject to the limitations, qualifications, assumptions and caveats set forth herein and in the Registration Statement, it is our opinion that the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences,” insofar as such discussion summarizes U.S. federal income tax law or legal conclusions with respect thereto, is accurate in all material respects as of the date hereof.

The opinion set forth in this letter is based on current provisions of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder, and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), all as of the date hereof and all of which are subject to change (possibly with retroactive effect). Changes in applicable law could adversely affect our opinion. We express no opinion other than as to the federal income tax laws of the United States of America and do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed above. Our opinion is not binding upon the IRS or the courts, and there is no assurance that the IRS or a court will not take a contrary position.

We are furnishing this opinion in connection with the filing of the Registration Statement, and this opinion is not to be used, relied upon, circulated, quoted, or otherwise referred to for any other purposes without our express written consent. No assurance can be given that future legislative, judicial, or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, changes in the federal income tax laws or the application or interpretation thereof, any factual matters arising subsequent to the date hereof or the impact of any information, fact, document, certificate, record, representation, statement, covenant, or assumption relied upon herein that becomes incorrect or untrue. In the event that any one or more of the matters referred to herein or in the Registration Statement are untrue, inaccurate, or incomplete, our opinions shall be void and of no force or effect, but only to the extent that such untruth, inaccuracy, or incompletion affects the accuracy of the opinions provided herein. We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP